Exhibit A-1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  [NEWCO, INC.]

                                       I.

         The name of the corporation is [Newco, Inc.] (the "Corporation").


                                       II.

         The initial registered office of the Corporation in the State of Delaware shall be located at [1013 Centre Road, Wilmington, New Castle County, Delaware 19805]. The initial registered agent of the Corporation at such address shall be [Corporation Service Company].

                                      III.

         The purpose or purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         The Corporation shall be authorized to issue [One Thousand (1,000)] shares of [$.01] par value capital stock, all of which shall be designated "Common Stock." The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon dissolution or liquidation.

                                       V.

         The affairs of the Corporation shall be managed by a Board of Directors and as otherwise provided in the Bylaws of the Corporation. The initial Board of Directors of the corporation shall consist of ____________ members, whose names are as follows:

The mailing address of the directors is ________________________________.

                                       VI.

         The Corporation shall have perpetual duration.

                                      VII.

         The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

                                      VIII.

         To the fullest extent that the General Corporation Law of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                       IX.

         The name and address of the Incorporator of the Corporation is
_______________.





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                                    Incorporator